VANCOUVER
1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

TRI-CITIES
700 – 2755 Lougheed Hwy.
Port Coquitlam, BC V3B 5Y9
TEL 604.941.8266 | FAX 604.941.0971

WHITE ROCK
301 – 1656 Martin Drive
White Rock, BC V4A 6E7
TEL 604.531.1154 | FAX 604.538.2613

WWW.DMCL.CA

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS & BUSINESS ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (as amended) of our report dated April 17, 2013 relating to the consolidated financial statements of Red Metal Resources Ltd., and to the reference to our firm under the caption "Experts" in the related Prospectus of Red Metal Resources Ltd., for the registration of up to 2,500,000 shares of its common stock.

/s/DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
July 22, 2013